Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

November 4, 2010

The Fresh Market, Inc.

Ladies and Gentlemen:

We have acted as counsel for The Fresh Market, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 4,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) issuable pursuant to The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan and The Fresh Market, Inc. Employee Stock Purchase Plan (collectively, the “Stock Plans”) and $10,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) issuable pursuant to The Fresh Market Deferred Compensation Plan Amended and Restated Effective March 1, 2010 (the “Deferred Compensation Plan”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Certificate of Incorporation of the Company; (b) the Amended and Restated Bylaws of the Company; (c) certain resolutions adopted by the Board of Directors of the Company; (d) the Stock Plans; and (e) the Deferred Compensation Plan.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of opinion as follows:

1. The Shares when, and if, issued pursuant to the terms of the Stock Plans will be validly issued, fully paid and non-assessable.

2. When, and if, issued pursuant to the terms of the Deferred Compensation Plan, the Deferred Compensation Obligations were, or will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Cravath, Swaine & Moore LLP

The Fresh Market, Inc.

628 Green Valley Road, Suite 500

Greensboro, NC 27408

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